UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 24, 2012

GREENE COUNTY BANCORP, INC.
(Exact Name of Registrant as Specified in its Charter)

                                                                        Federal                         0-25165                      14-1809721
                                                                    (State or Other Jurisdiction                              (Commission File No.)                             (I.R.S. Employer
                                                                    of Incorporation)                                                                                                            Identification No.)

                                                                                 302 Main Street, Catskill NY                                                  12414
                                                                       (Address of Principal Executive Offices)                                                                            (Zip Code)

                                                                                             Registrant’s telephone number, including area code:           (518) 943-2600

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17
      CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02                      Results of Operations and Financial Condition.

On October 25, 2012, Greene County Bancorp, Inc. issued a press release disclosing financial results at and for the three months ended September 30, 2012 and 2011.     A copy of the press release is included as exhibit 99.1 to this report.

The information in the preceding paragraph, as well as Exhibit 99.1 referenced therein, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933.

Item 9.01                      Financial Statements and Exhibits.

(a)	Not Applicable.

(b)	Not Applicable.

(c)	Not Applicable.

(d)	Exhibits.

Exhibit No.	Description

99.1                                           Press release dated October 24, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

GREENE COUNTY BANCORP, INC.

DATE:  October 29, 2012                                                      By: /s/ Donald E. Gibson
              Donald E. Gibson
              President and Chief Executive Officer

FOR IMMEDIATE RELEASE
Date: October 24, 2012
For Further Information Contact:
Donald E. Gibson
President & CEO
(518) 943-2600
donaldg@tbogc.com

Michelle M. Plummer, CPA
EVP, COO & CFO
(518) 943-2600
michellep@tbogc.com

Greene County Bancorp, Inc. Reports Record Earnings for Quarter Ended September 30, 2012

Catskill, N.Y. -- (BUSINESS WIRE) – October 24, 2012-- Greene County Bancorp, Inc. (the “Company”) (NASDAQ: GCBC), the holding company for The Bank of Greene County and its subsidiary Greene County Commercial Bank, today reported net income for the quarter ended September 30, 2012, which is the first quarter of the Company’s fiscal year ending June 30, 2013.

Net income increased $255,000, or 16.9%, to $1.8 million, or $0.42 per basic and diluted share, for the quarter ended September 30, 2012, from net income of $1.5 million, or $0.36 per basic and diluted share, for the quarter ended September 30, 2011.

Donald E. Gibson, President & CEO stated: “I am pleased to report record quarterly earnings for the period ending on September 30, 2012.  The strong results reflect the benefits in our strategy of making long term investments in people, upgraded facilities, new products and technology, all of which have made us more efficient.”

Selected highlights for the quarter ended September 30, 2012 are as follows:

•
Net interest income increased $193,000 to $5.4 million for the quarter ended September 30, 2012 from $5.2 million for the quarter ended September 30, 2011.  The increase in average loan balances, partially offset by the narrowing of the net interest spread and margin, led to an increase in net interest income when compared to the quarters ended September 30, 2012 and 2011.

•
Net interest spread decreased 13 basis points to 3.70% for the quarter ended September 30, 2012 from 3.83% for the quarter ended September 30, 2011.  Net interest margin decreased 16 basis points to 3.80% for the quarter ended September 30, 2012, compared to 3.96% for the quarter ended September 30, 2011. Despite the positive effects on net interest income from increased volume and a lower cost of funds, declines in the yields on interest-earning assets resulted in our net interest spread and net interest margin narrowing when comparing the quarters ended September 30, 2012 and 2011 respectively.  Although the Company has benefited from re-pricing its interest-bearing liabilities in the continuing historically low interest rate environment, the average interest rates earned on our loans and investments have similarly continued to re-price into lower yields.

•
The provision for loan losses totaled $444,000 and $474,000 for the quarters ended September 30, 2012 and 2011, respectively. The allowance for loan losses totaled $6.5 million at September 30, 2012 compared to $6.2 million at June 30, 2012, and $5.5 million at September 30, 2011.  The level of the allowance for loan losses to total loans receivable increased to 1.91% at September 30, 2012 from 1.86% at June 30, 2012, and 1.75% at September 30, 2011.

•	Net charge-offs totaled $85,000 and $90,000 for the quarters ended September 30, 2012 and 2011, respectively, a decrease of $5,000.
•
Nonperforming loans decreased by $127,000, or 1.8%, to $6.9 million at September 30, 2012 from $7.0 million at June 30, 2012. Nonperforming loans remain high compared to historical levels as a result of adverse changes in the economy and local unemployment, which have been compounded by the extended length of time required to complete foreclosures in New York State.

•
Noninterest income increased $65,000, or 5.4%, to $1.3 million for the quarter ended September 30, 2012 from $1.2 million for the quarter ended September 30, 2011, which was primarily due to an increase in service charges on deposits resulting from continued growth in the number of deposit accounts.

•
Noninterest expense was flat when comparing the quarters ended September 30, 2012 and 2011 at $3.7 million for both periods.  However, salaries and employee benefits increased $66,000, advertising increased $53,000, and service and data processing fees increased $26,000. These increases were offset by a $25,000 decrease in legal and professional fees, a $15,000 decrease in FDIC insurance premiums, and a $92,000 decrease in other expenses.  Included in the decreases in other expenses were a $54,000 decrease in debit card expenses and a $41,000 decrease in net foreclosed real estate expenses.

•	Total assets of the Company were $600.9 million at September 30, 2012 compared to $590.7 million at June 30, 2012, an increase of $10.2 million, or 1.7%.
•
Securities available for sale and held to maturity totaled $220.8 million, or 36.7% of assets, at September 30, 2012 as compared to $233.9 million, or 39.6% of assets, at June 30, 2012, a decrease of $13.1 million or 5.6%.

•
Net loans grew by $9.2 million, or 2.8%, to $336.0 million at September 30, 2012 compared to $326.8 million at June 30, 2012.  The loan growth experienced during the quarter primarily consisted of $2.4 million in nonresidential real estate loans, $4.5 million in residential mortgage loans, $561,000 in home equity loans, $1.3 million in construction loans, and $580,000 in consumer and commercial loans, and was partially offset by a $359,000 increase in the allowance for loan losses.

•
Total deposits increased $24.2 million, or 4.7% to $536.1 million at September 30, 2012 from $511.9 million at June 30, 2012.  This increase was primarily the result of a $32.6 million increase in balances at the Company’s Commercial Bank subsidiary due primarily to the annual collection of taxes by several local school districts.

•	The Company had no overnight borrowings with the Federal Home Loan Bank at September 30, 2012 compared to $14.0 million of such borrowings at June 30, 2012.
•	Total shareholders’ equity increased $1.2 million to $53.9 million, or 9.0% of total assets, at September 30, 2012, from total equity of $52.7 million, or 8.9% of total assets, at June 30, 2012.

Headquartered in Catskill, New York, the Company provides full-service community-based banking through its twelve branch offices located in Greene, Columbia and Albany Counties.  Customers are offered 24-hour services through ATM network systems, an automated telephone banking system and Internet Banking through its web site at http://www.tbogc.com.

This press release contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results could differ materially from those projected in the forward-looking statements.  Factors that might cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services.

	At or for the Quarter
	Ended September 30,
	2012	2011
In thousands, except share and per share data
Interest income	$6,131	$6,205
Interest expense	739	1,006
Net interest income	5,392	5,199
Provision for loan losses	444	474
Noninterest income	1,279	1,214
Noninterest expense	3,673	3,658
Income before taxes	2,554	2,281
Tax provision	790	772
Net Income	$1,764	$1,509

Basic EPS	$0.42	$0.36
Weighted average shares outstanding	4,183,932	4,145,828

Diluted EPS	$0.42	$0.36
Weighted average diluted shares outstanding	4,221,451	4,190,151

Dividends declared per share 2	$0.175	$0.175

Selected Financial Ratios
Return on average assets	1.20%	1.10%
Return on average equity	13.28%	12.41%
Net interest rate spread	3.70%	3.83%
Net interest margin	3.80%	3.96%
Efficiency ratio1	55.06%	57.04%
Non-performing assets to total assets	1.18%	1.35%
Non-performing loans to net loans	2.05%	2.37%
Allowance for loan losses to non-performing loans	94.86%	75.05%
Allowance for loan losses to total loans	1.91%	1.75%
Shareholders’ equity to total assets	8.96%	8.90%
Dividend payout ratio2	41.67%	48.61%
Book value per share	$12.87	$11.94

1 Noninterest expense divided by the sum of net interest income and noninterest income.
2 Greene County Bancorp, MHC, the owner of 55.1% of the shares outstanding by the Company, waived its right to receive the dividends during the quarter ended September 30, 2011, no adjustment has been made to account for this waiver.  During the quarter ended September 30, 2012, Greene County Bancorp, MHC (”MHC”) did not receive permission to waive dividends.  The Federal Reserve Bank has adopted interim final regulations that impose significant conditions and restrictions on the ability of mutual holding companies to waive the receipt of dividends from their subsidiaries the MHC did not obtain the non-objection of the Federal Reserve Board to waive the receipt of its dividends on the Company’s common stock.

	As of September 30, 2012	As of June 30, 2012
Dollars (In thousands)
Assets
Total cash and cash equivalents	$22,919	$7,742
Securities- available for sale, at fair value	81,824	87,528
Securities- held to maturity, at amortized cost	138,970	146,389
Federal Home Loan Bank stock, at cost	1,114	1,744

Gross loans receivable	342,023	332,450
Less: Allowance for loan losses	(6,536)	(6,177)
Unearned origination fees and costs, net	525	478
Net loans receivable	336,012	326,751

Premises and equipment	14,750	14,899
Accrued interest receivable	2,836	2,688
Foreclosed real estate	200	260
Prepaid expenses and other assets	2,307	2,655
Total assets	$600,932	$590,656

Liabilities and shareholders’ equity
Noninterest bearing deposits	$48,993	$52,783
Interest bearing deposits	487,150	459,154
Total deposits	536,143	511,937

Borrowings from FHLB, short term	---	14,000
Borrowings from FHLB, long term	7,000	7,000
Accrued expenses and other liabilities	3,920	5,055
Total liabilities	547,063	537,992
Total shareholders’ equity	53,869	52,664
Total liabilities and shareholders’ equity	$600,932	$590,656
Common shares outstanding	4,184,671	4,182,671
Treasury shares	120,999	122,999